Exhibit 10.1

November 27, 2017
(revised sent to you counsel via email on 1/3/18)

Via E-Mail

Personal and Confidential
Kevin Kenny
[ADDRESS REDACTED]

Re:    Separation Agreement and Release

Dear Kevin:

As we discussed with you, your employment with Cardiovascular Systems, Inc. (“CSI”) will end effective at the close of business on January 31, 2018 (the “Separation Date”). Between the date of this letter and continuing through the Separation Date, CSI will place you on a paid leave, with no required duties and no obligation to be present at CSI’s offices. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific Salary and Wage Continuation Benefits and other benefits CSI will provide to you in keeping with the CSI Executive Officer Severance Plan as restated November 15, 2017 (the “Severance Plan”) in exchange for your agreement to the terms and conditions of this Agreement. Please note that while we are giving this Agreement to you now for review and we will not modify, withdraw or revoke this letter after issuance of a signed version to you (unless you engage in conduct that would amount to breach of this Agreement if fully-executed or any of the other agreements referenced in Section 11 below), you may not execute this Agreement until your Separation Date.

By your signature below, you agree to the following terms and conditions:

1.    End of Employment.    Your employment with CSI will end effective at the close of business on the Separation Date. By signing below, you agree that as of the Separation Date you will be deemed to have also automatically resigned from all positions with CSI, if and as applicable. Except as set forth herein for Salary and Wage Continuation Benefits in Section 2.a. and bonus pay in Section 2.b., upon your receipt of your final paycheck for services through the Separation Date, you will have received all wages, bonuses, commissions and compensation owed to you by virtue of your employment with CSI or termination thereof. With your final paycheck, you will also receive payment from CSI for your ending balance of accrued but unused Paid Time Off (PTO) calculated at the rate of your ending base salary of $430,000. If applicable, information regarding your right to elect COBRA coverage will be sent to you via separate letter. If elected, your COBRA period will begin February 1, 2018.

You are not eligible for any other payments or benefits by virtue of your employment with CSI or termination thereof except for those expressly described in this Agreement. You will not receive the pay and benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to CSI by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement, Sections 12 - 15 of your Employment Agreement with CSI dated April 15, 2011 (as amended, the “Employment Agreement”), the Severance Plan, or any other written agreement in effect between you and CSI containing post-employment obligations. In addition, the pay and benefits described in Section 2 of this Agreement shall be subject to reduction, cancellation, forfeiture, offset or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by CSI pursuant to such law, regulation or listing requirement.

2.    Salary and Wage Continuation Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, CSI agrees to the following as set forth in and subject to the Severance Plan:

a.To pay you eighteen (18) months of Salary and Wage Continuation Benefits based on your ending Base Salary, in the gross amount of $540,000, less applicable deductions and withholding, to be paid to you in substantially equal installments with the first such payment to be made to you on the sixtieth (60th) day following your Separation Date, provided the rescission periods described in Section 5 have expired without rescission, and continuing thereafter on CSI’s regular payday schedule. The first payment will include “catch-up” pay for the period between your Separation Date and the first payment date.

b.To pay you an additional severance in the gross amount of $180,000, less applicable deductions and withholding, to be paid to you in a lump sum payment on the first pay date coinciding with or immediately following July 31, 2018.

c.You will remain eligible for a pro-rata annual bonus under the Fiscal Year 2018 bonus plan in which you participated, prorated for your period of employment during such bonus period (July 1, 2017 through January 31, 2018). Bonuses under such plan will be calculated following the close of Fiscal Year 2018 and, if any bonus is owing to you thereunder, such bonus will be paid to you in a lump sum payment, less applicable deductions and withholding, within ninety (90) days after the close of Fiscal Year 2018.

d.To provide you with a six-month outplacement services package through Pathfinder free of charge as more fully set forth in an attachment hereto. Your use of such services must commence no later than April 1, 2018 and end no later than September 30, 2018.

e.Provided you are eligible for and timely elect COBRA coverage, CSI shall pay the monthly employer portion toward your COBRA premiums necessary to continue your health, dental and/or life insurance coverage in effect for yourself and your eligible dependents as of the Separation Date until the earliest of (A) July 31, 2019, (B) the expiration of your eligibility for the continuation coverage under COBRA or any similar applicable state law, or (C) the date on which you participate in another employer’s group health insurance plan (such period from the Separation Date through the earliest of (A) through (C), the “COBRA Payment Period”). You shall timely pay your share of the COBRA premiums. Notwithstanding the foregoing, if CSI determines, in its sole discretion, that its payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, CSI, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If you participate in another group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must notify CSI within fifteen (15) days of such event, and all payments and obligations under this clause shall then cease.

f.To accelerate the vesting of 15,122 of your time-vested shares of CSI restricted stock that were previously granted to you that would have vested within the 12 month period following the

Separation Date had you remained employed by CSI during such period such that they are deemed fully vested, exercisable and not subject to any forfeiture or CSI call option as of the expiration of the rescission periods described in Section 5 below without rescission by you.

g.To provide for the vesting of up to 25,925 and 7,278 of your performance-based shares of restricted stock that were previously granted to you that may vest in accordance with the Restricted Stock Agreements - Performance-Based Vesting relating to such shares following the Separation Date; provided, that the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such shares of restricted stock (in or around August or September 2019 and 2020 (as applicable)) such that, if and to the extent applicable, such shares will become fully vested, exercisable and not subject to any forfeiture or CSI call option as of such determination.

h.    Reimburse you, within thirty (30) days after your submission of supporting documentation to CSI’s Chief Talent Officer (and in all events, reimbursed prior to December 31, 2018), for any reasonable out-of-pocket travel expenses incurred for your participation in the Executive Health Program at the Mayo Clinic prior to the Separation Date.

i.    In the event of your death prior to the end of Salary and Wage Continuation Benefits, COBRA health benefits and any other benefit provided to you under this Agreement, your beneficiary or beneficiaries, as you designate in writing to CSI or, in the absence of such designation, to the surviving spouse, or if there is no surviving spouse, then the executor, administrator or other personal representative of your Estate will be entitled to receive (i) any unpaid Salary and Wage Continuation Benefits as set forth in Sections 2(a) and 2(b) above; (ii) any unpaid bonus or other payments as set forth in Section 2(c) above; and (iii) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of this Agreement, as set forth in Sections 1 and 2(e)-(h) above, to the full extent permitted by law.

3.    Release of Claims. Specifically in consideration of the pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.    Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California (see Section 3.f. below), you hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with CSI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.    This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits, including, without limitation, arising under the Severance Plan; tortious conduct, defamation, invasion of privacy, negligence, emotional distress; breach of implied or express contract (including, without limitation, arising under your Employment Agreement), estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution, the Minnesota Constitution, the California Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minn. Stat. § 181.932, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., wrongful termination in violation of public policy (Tameny claims), the California Fair Employment and Housing Act,

Cal. Gov’t Code § 12900 et seq., California Family Rights Act, Cal. Gov’t Code § 12945.1, et seq., the California Unruh Civil Rights Act, Cal. Civ. Code §§ 51-54.3, California Discrimination in Payment on Basis of Sex, Cal. Lab. Code §§ 1197.5, 1199 and 1199.5, California Labor Code Section 1102.5, the California Healthy Workplaces, Healthy Families Act, Cal. Lab. Code § 245 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; any paid sick and/or safe time law; any claim for retaliation under federal, state or local law; all waivable claims arising under Minnesota and California statutes and codes; and any claim for discrimination, harassment or retaliation based legally-protected class status under federal, state or local law. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with CSI.

c.    If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the separation pay and benefits described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and fully retain a monetary award from a government-administered whistleblower award program, such as that administered by the Securities and Exchange Commission (“SEC”), for providing information directly to a governmental agency.

d.    You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with CSI, any rights as a shareholder of CSI, and/or rights to any vested benefits under any stock, compensation or other employee benefit plan or agreement with CSI, (2) any rights or claims that may arise after the Agreement is signed or which cannot be released as a matter of applicable law, (3) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (4) any rights you have to disability or workers’ compensation benefits, (5) any rights you have under state unemployment compensation benefits laws, (6) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the California Department of Fair Employment and Housing (“CDFEH”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the SEC or any other federal, state or local governmental agency, subject to Section 3(c) above, (7) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, CDFEH, NLRB, OSHA, SEC or other governmental agency, (8) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or any similar applicable state law, (9) your rights with regard to your equity incentive awards with CSI, if any, which shall be governed by those applicable operative agreement(s), as modified by Section 2 above, (10) your rights to indemnification and/or contribution, advancement or payment of related expenses arising under CSI’s Bylaws, Articles of Incorporation and/or the Indemnification Agreement between you and CSI dated November 2, 2015 (the “Indemnification Agreement”), or (11) the right to coverage and indemnification under CSI’s directors’ and officers’ insurance coverage as set forth in CSI’s D&O insurance policy, other insurance policies of CSI and/or applicable law. Further, nothing in this Agreement prohibits you from reporting possible violations of law or regulation to any governmental agency or regulatory authority, including but not limited to the SEC, or from making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

    e.    The “Released Parties,” as used in this Agreement, shall mean Cardiovascular Systems, Inc. and any parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of CSI, in their official and individual capacities.

f.    Waiver of Section 1542 Rights. Except as set forth in this Agreement, you understand and agree that this release SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED CLAIMS, ACTIONS OR DEMANDS OF ANY KIND WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH YOUR EMPLOYMENT BY CSI OR THE TERMINATION OF THAT EMPLOYMENT, AS WELL AS THOSE KNOWN AND ANTICIPATED. You hereby waive any and all rights under Section 1542 of the Civil Code of the State of California and irrevocably and unconditionally release and forever discharge CSI from and with respect to all claims described in Section 3 of this Agreement. Section 1542 has been duly explained to you and reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You further acknowledge that you are aware that you may hereafter discover facts in addition to or different from those you know or believe to be true with respect to the disputes that are resolved by this separation agreement and release, but that it is your intention to fully, finally, and forever release all claims related to those disputes, whether or not you know about them.

4.    Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that CSI has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to at least Twenty-One (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you.

5.    Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Laura Gillund, Chief Talent Officer, 1225 Old Highway 8 NW, St. Paul, MN 55112, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Laura Gillund as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, CSI will have no obligation to provide you the payments and benefits described in Section 2 of this Agreement and you will be obligated to return to CSI any payment(s) and benefits already received in connection with Section 2 of this Agreement.

6.    Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, CSI are the sole property of CSI. You agree and represent that you have returned, or will return by the Separation Date, to CSI all of its property, including but not limited to, all medical device and other equipment, computers and related hardware, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of CSI. Notwithstanding the above or any provision in any other agreement between you and CSI, except for those referenced in Section 7 below which shall continue to apply, following the

Separation Date, you may retain, in hardcopy and/or electronic format, and use the Microsoft Outlook Contacts and similar contact information maintained by you as of the Separation Date, and may also continue to maintain and use any personal or professional profile, accounts or contacts contained on any LinkedIn, Facebook or other social media site or system existing as of the Separation Date.

7.    Ongoing Obligations Under Your Employment Agreement. You are hereby reminded of your ongoing obligations to CSI under Paragraphs 12 - 15 of your Employment Agreement with CSI. Nothing in this Agreement or elsewhere is intended to or will be used in any way to prevent disclosure of confidential information in accordance with the immunity provisions set forth in Section 7 of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning disclosure (i) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (ii) under seal in connection with a lawsuit (including an anti-retaliation lawsuit). Likewise, nothing in this Agreement or any other agreement between you and CSI prevents you from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or disclosure of documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with CSI. In addition, as a California based employee, the Company hereby waives your post-employment obligations under Section 16 of your Employment Agreement.

8.    Cooperation and Defense of Claims. You agree that through the 18 month anniversary of the Separation Date, you will respond in a reasonably timely and helpful manner via telephone or email to occasional CSI questions, if any, regarding your employment with CSI, such as, but not limited to, status of projects, customer matters, location of data, passwords, etc. In addition, you agree that you will reasonably cooperate and assist in the orderly transition of files and other information related to your work with CSI and, upon reasonable request, provide your reasonable assistance, knowledge, and expertise to CSI to address any problems or issues that may arise regarding matters as to which you have any directly relevant information. You further agree that you will reasonably cooperate with CSI to respond to, defend, or address all claims, charges, complaints or litigation by or against CSI that have arisen or that may arise with respect to omissions, acts, transactions or other events that occurred during your employment with CSI as to which you have any directly relevant information. You also agree that you will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if reasonably requested by CSI. CSI will reimburse you for all reasonable out-of-pocket expenses incurred as a result of your assistance under this Section unless such remuneration is prohibited by applicable law. In the event that you are requested to and agree to provide any assistance to CSI at any time after the 18 month anniversary of the Separation Date, in addition to reimbursing any out-of-pocket expenses, CSI will also compensate you for the time you spend providing such assistance at a pro-rata or per diem rate based on your base salary as of the Separation Date. In no event will any of the obligations under this Section unduly interfere with any subsequent employment, consulting or other business or personal activities or obligations you may have after the Separation Date.

9.    Non-Disparagement and Confidentiality. You promise and agree not to disparage CSI, its directors, officers, shareholders, employees, products or services, and CSI agrees to instruct in writing its Executive level employees and its Board of Directors as of December 31, 2017 not to disparage you, either orally or in writing. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between CSI and any employee or former employee, including yourself. Notwithstanding the foregoing, nothing in this Section 9 or this Agreement shall prohibit or limit you from discussing or disclosing this confidential information with or to your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or from freely and truthfully communicating with, with or without notice to CSI, federal and state tax authorities, the state unemployment compensation department, other government agencies, or as otherwise required or allowed by law or permitted by this Agreement. You acknowledge and agree that CSI has obligations to describe the contents and terms of this Agreement and file this Agreement pursuant to the rules and regulations of the SEC (as defined above). On or before January 5, 2018, CSI will provide you with a letter of reference. CSI further agrees that, in the event Scott Ward receives any direct inquiries from any third-parties concerning your employment with CSI, he will respond by providing a positive employment reference consistent with the letter of reference and will not make any negative comments of any kind regarding you. You will direct any inquiries for verification of your employment to CSI’s Chief Talent Officer and, in response to any such inquiries, she/he will provide only your dates of employment, last position held and information consistent with the letter of reference.

10.    Code Section 409A. It is intended that any amounts payable under the Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and the parties will interpret the Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be so excluded to the maximum extent possible. If either you or CSI reasonably determines that any payment or benefit hereunder will violate Code Section 409A, you and CSI shall use best efforts to restructure the payment or benefit in a manner that is either exempt from or compliant with Code Section 409A.  You and CSI agree that they will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of Code Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Code Section 409A.  If it is determined that a payment under this Agreement was (or may be) made in violation of Code Section 409A, CSI will cooperate reasonably with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Code Section 409A that may be available to you.

11.    Remedies. If either party breaches any term of this Agreement, if you breach any of the specific paragraphs of your Employment Agreement referenced in this Agreement, or if either party breaches any other written agreement in effect between you and CSI, the prevailing party in any enforcement action as determined by a court of competent jurisdiction shall be entitled to its available legal and equitable remedies, including but not limited to, in the case of your breach, CSI suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement, and payment by the non-prevailing party of the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with such action. If either party seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

12.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by CSI or you of any liability or unlawful conduct whatsoever. CSI and you specifically deny any liability or unlawful conduct. Additionally, by signing this Agreement you acknowledge and agree that you are not aware, to the best of your knowledge, of any conduct, on your part or on the part of another employee at CSI, that violated CSI’s code of conduct, applicable policies and procedures, or applicable law or otherwise exposed CSI to any liability, whether criminal or civil, and whether to any government, individual or other entity.  Further, you acknowledge and agree that you are not aware of any material violations by CSI and/or any of the Released Parties or employees of CSI of any statute, regulation or other rules that have not been addressed by CSI through appropriate compliance and/or corrective action.

13.    Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of CSI; provided, however, that the terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The rights and obligations of this Agreement shall inure to and be binding on the successors and assigns of CSI. CSI shall require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that CSI would be required to perform it if no such succession or assignment had taken place.

14.    Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.    Jury Trial Waiver. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

16.    Full Agreement. This Agreement contains the full agreement between you and CSI and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for Sections 12-15 of your Employment Agreement; the Indemnification Agreement; the Severance Plan, and any other written agreement in effect between you and CSI containing post-employment obligations, which shall continue in full force and effect according to their terms and shall survive the termination of your employment.

17.    Counterparts.     This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one binding instrument.

18.    Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against CSI and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily, and that CSI has informed you that you have the right to consult with an attorney of your choice prior to signing this Agreement.

As noted above, you may not sign this Agreement until January 31, 2018. The deadline for you to accept this Agreement is 5:00 p.m. (Central time) on February 1, 2018, which is more than 21 calendar days following your receipt of this Agreement (the “Offer Expiration”). If not accepted by the Offer Expiration, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than the Offer Expiration. Please keep a copy for your records.

Kevin, on behalf of CSI, we thank you for your service and wish you all the best.

Sincerely,
/s/ Laura Gillund
Laura Gillund
Chief Talent Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Kevin Kenny, acknowledge and agree to the following:

•	I have read this Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against CSI and the other persons and entities defined as the Released Parties.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by CSI except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I am signing this Separation Agreement and Release on or after my last day of employment with CSI.

Accepted this 31st day of January, 2018.

/s/ Kevin Kenny
Kevin Kenny

62655944